Exhibit 23.6

CONSENT TO ACT AS A DIRECTOR

To:	Board of Directors
China Auto Rental Holdings Inc. (the “Company”)

Dated this 24 day of February of 2012

Dear Sirs,

I, Helen Wai Man Hsu, hereby consent to my appointment as a director of the Company in accordance with the resolutions concerning my appointment to be passed by the Company’s shareholders and directors. I understand that my appointment will come into effect upon the declaration of effectiveness of the Company’s registration statement on Form F-1 by the United States Securities and Exchange Commission.

Yours faithfully,

/s/ Helen Wai Man Hsu
Helen Wai Man Hsu